EXHIBIT 11(a)

     STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
         Calculation of Primary Earnings Per Common Share

                 (in thousands, except share data)


              Three Months Ended June 30, Six Months Ended June 30,
                        1992      1991           1992      1991

Income after income
 taxes and before
 cumulative effect
 of accounting change   $ 4,089   $ 1,920        $ 6,674   $ 3,433
Cumulative effect
 of accounting change      --        --              700       --
Net income              $ 4,089   $ 1,920        $ 7,374   $ 3,433


Average Number of
 Shares of Common
 Stock Outstanding       27,923    26,091         27,696    25,940


Average Number of
 Common Stock
 Equivalents:
  Effect of stock
   options outstanding
   after application
   of the treasury
   stock method           1,883     2,447          2,933     2,432
                         29,806    28,538         30,629    28,372

Primary Earnings
 Per Common Share:
  Before cumulative
   effect of
   accounting change    $   .14   $   .07        $   .22    $  .12
  Cumulative effect
   of accounting
   change                   --        --             .02        --
  Earnings per share    $   .14   $   .07        $   .24    $   .12